Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact: Tom Ryan/Raphael Gross 866-947-4663	Media Contact: Marcus Gamo/Aimee Grove 415-277-4925 ziprealty@allisonpr.com

ZipRealty Announces Third Quarter 2009 Results

Closed transactions were 6,557 in the third quarter, an increase of 30.6% from the year-earlier period

Revenue grew to $35.4 million in the third quarter, a 12.8% increase from the year-earlier period

Pro-forma earnings, excluding non-cash stock compensation costs, of $144,000 in the third quarter, compared to a loss from the year-earlier period

EMERYVILLE, Calif. – November 3, 2009 - ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its third quarter ended September 30, 2009. For the third quarter, net revenues were $35.4 million, a 12.8% increase from the $31.4 million reported in the third quarter last year. The Company’s net loss for the period was $0.8 million, or $0.04 per share, compared to a net loss of $1.7 million, or $0.08 per share, in the year-ago period. Pro forma net income per share, excluding the effect of stock-based compensation, was $0.01 for the third quarter of 2009, compared to a $0.03 pro forma loss per share for the same period a year ago.

Pat Lashinsky, President and CEO of ZipRealty, commented, “During the third quarter, ZipRealty experienced strong transaction volume increases, and for the second consecutive period, a slight increase in average transaction revenue per close. With our highest agent productivity in two years and tight cost controls, we were pleased to deliver pro forma profitability for the quarter.”

Lashinsky continued, “ZipRealty helped customers transact more than $1.5 billion in residential property during the third quarter, and our 96% customer satisfaction rating says we are delivering what real estate customers seek today. Our unique combination of great online technology and knowledgeable local agents propelled double-digit revenue growth for the quarter, and our corporate focus on efficiency has kept our financial position strong and our cash balances virtually flat from March of this year.”

The Company announced the following operating metrics for the third quarter of 2009:

•	The total value of real estate transactions closed increased to $1.54 billion in the third quarter of 2009 versus $1.36 billion in the same period in 2008.

•	The total number of transactions closed was 6,557, compared to 5,019 in the third quarter last year.

•	Average net transaction revenue per close decreased approximately 13.8% to $5,284 from $6,130 in the third quarter of 2008.

•	At September 30, 2009, ZipRealty employed 3,205 ZipAgents, up from 2,814 agents at the end of the third quarter of 2008 and 3,172 agents at June 30, 2009.

Balance Sheet & Liquidity

As of September 30, 2009, the Company had approximately $44.4 million of cash, cash equivalents and short-term investments, with no long-term debt. Relative to June 30, 2009 ZipRealty’s cash, cash equivalents and short-term investments decreased by $400,000.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes, and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method involves key information management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

The Company’s expectations for the business are consistent with the outlook communicated in March 2009. The Company plans to limit expansion to one new market, Portland, Oregon which opened at the end of April 2009, while it focuses resources on increasing the return on investment in all of its markets. Based on this plan and management’s current information, the Company anticipates the following:

•	Revenues for the full-year 2009 are expected to grow in the upper-single to low double digits over 2008 levels.

•	The Company expects the 2009 full-year GAAP net loss to be narrower than the 2008 net loss of $14.7 million, excluding legal settlement.

Conference Call Details

A conference call to discuss third quarter financial results will be webcast live on Tuesday, November 3, 2009 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 877-591-4959. A replay of the call will also be available through November 10, 2009 at 888-203-1112 and pin number 1774833.

About ZipRealty, Inc.

ZipRealty is a full-service residential real estate brokerage firm and operator of a leading website and other online services focused on residential real estate. The Company uses its user-friendly website and local real estate agents to provide homebuyers and sellers with high-quality service and value. ZipRealty’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform help to improve agent productivity and reduce costs, allowing the Company to pass on significant savings to consumers as permitted by law. Founded in 1999, the Company operates in 36 major markets in 22 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements appearing under the heading “Outlook” regarding the Company’s expansion plans, its focus on increasing return on investment in all its markets, the anticipated range of revenue growth for 2009 and the narrowing of GAAP income (loss) for 2009. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the Company’s history of losses and expectations concerning future losses, volatility in the real estate market, macroeconomic factors such as unemployment, tight credit, inventory levels and the impact of government programs, the Company’s ability to achieve sufficient agent productivity and retention to offset its costs, to remain an innovation leader in its industry, to adapt to changes in technologies and practices relating to the nature and use of information, to comply with often complex federal and state laws and regulations concerning its business practices, to attract, retain and incentivize agents and key personnel, to grow local market share in the face of intense competition, to access leads and MLS listings from third parties that it does not control, to develop, maintain and protect a strong brand identity, to protect arrangements for providing access to core services, and to manage the growth of technology and control systems, the Company’s continued use of rebates, the impact of website advertising and lead generation services on the visit-to-transaction pathway of potential customers, the Company’s pursuit of revenue growth opportunities that may reduce its profit margins, seasonality, systems interruptions, delays and failures, geographic concentration, the protection and defense of the Company’s intellectual property rights, and other risk factors set forth in the Company’s Form 10-K for its recently completed fiscal year 2008. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net transaction revenues	$34,647	$30,769	$87,701	$80,760
Referral and other revenues	712	583	1,504	1,640

Net revenues	35,359	31,352	89,205	82,400

Operating expenses
Cost of revenues	20,273	17,911	53,016	47,409
Product development	2,239	2,217	6,895	6,487
Sales and marketing	10,435	10,341	30,616	30,895
General and administrative	3,315	3,124	10,072	9,744
Litigation	—	—	—	625

Total operating expenses	36,262	33,593	100,599	95,160

Loss from operations	(903)	(2,241)	(11,394)	(12,760)

Other income (expense):
Interest income	124	546	633	2,061
Other income, net	—	1	1	75

Total other income (expense), net	124	547	634	2,136

Loss before income taxes	(779)	(1,694)	(10,760)	(10,624)

Provision for income taxes	—	—	—	—

Net loss	$(779)	$(1,694)	$(10,760)	$(10,624)

Net loss per share:
Basic and diluted	$(0.04)	$(0.08)	$(0.53)	$(0.50)

Weighted average common shares outstanding:
Basic and diluted	20,206	20,007	20,196	21,185

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	3,172	2,559	2,816	2,180
Number of ZipAgents at end of period	3,205	2,814	3,205	2,814
Total value of real estate transactions closed during period (in billions)	$1.54	$1.36	$3.83	$3.57
Number of transactions closed during period (1)	6,557	5,019	16,745	12,821
Average net revenue per transaction during period (2)	$5,284	$6,130	$5,237	$6,299

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Pro forma net income (loss) and pro forma net income (loss) per share

Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation expense, non-cash income taxes, and certain one-time items, if any. Management believes that pro forma net income (loss) for the three and nine months ended September 30, 2009 and 2008 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP net loss as reported	$(779)	$(1,694)	$(10,760)	$(10,624)
Stock-based compensation	923	1,014	3,002	2,900
Non-cash income taxes	—	—	—	—
One-time item; litigation settlement	—	—	—	625

Pro forma net income (loss)	$144	$(680)	$(7,758)	$(7,099)

Pro forma net income (loss) per share:
Basic	$0.01	$(0.03)	$(0.38)	$(0.34)
Diluted	$0.01	$(0.03)	$(0.38)	$(0.34)

Pro forma weighted average common shares outstanding:
Basic	20,206	20,007	20,196	21,185
Diluted	20,493	20,007	20,196	21,185

ZipRealty, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$38,994	$18,500
Short-term investments	5,414	30,889
Accounts receivable, net of allowance	2,658	1,625
Prepaid expenses and other current assets	2,677	3,442

Total current assets	49,743	54,456

Restricted cash	110	130
Property and equipment, net	3,701	4,516
Intangible assets, net	66	89
Other assets	417	776

Total assets	$54,037	$59,967

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,548	$2,169
Accrued expenses and other current liabilities	8,301	6,706

Total current liabilities	10,849	8,875

Other long-term liabilities	363	441

Total liabilities	11,212	9,316

Stockholders’ equity:
Common stock: $0.001 par value; 23,923 and 23,709 shares issued and 20,451 and 20,273 outstanding, respectively	24	24
Additional paid-in capital	151,527	148,502
Common stock warrants	4	4
Accumulated other comprehensive income	(226)	(246)
Accumulated deficit	(91,243)	(80,483)
Treasury stock, at cost: 3,472 and 3,436 shares, respectively	(17,261)	(17,150)

Total stockholders’ equity	42,825	50,651

Total liabilities and stockholders’ equity	$54,037	$59,967

ZipRealty, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net loss	$(10,760)	$(10,624)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,931	2,112
Stock-based compensation expense	3,002	2,900
Provision for doubtful accounts	11	(7)
Amortization of short-term investment premium (discount)	(15)	(197)
Amortization of intangible assets	23	23
Loss on disposal of property and equipment	8	5
Changes in operating assets and liabilities
Accounts receivable	(1,044)	(1,411)
Prepaid expenses and other current assets	765	238
Other assets	359	(341)
Accounts payable	379	463
Accrued expenses and other current liabilities	1,558	(2,611)
Other long-term liabilities	(78)	(47)

Net cash used in operating activities	(3,861)	(9,497)

Cash flows from investing activities
Restricted cash	20	(40)
Purchases of short-term investments	—	(12,860)
Proceeds from sale and maturity of short-term investments	25,510	45,972
Purchases of property and equipment	(1,075)	(1,476)

Net cash provided by investing activities	24,455	31,596

Cash flows from financing activities
Proceeds from stock option exercises	11	18
Purchase of treasury stock	(111)	(17,477)

Net cash used in financing activities	(100)	(17,459)

Net increase in cash and cash equivalents	20,494	4,640

Cash and cash equivalents at beginning of period	18,500	7,818

Cash and cash equivalents at end of period	$38,994	$12,458